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                                [OLD KENT BANK
                                  LETTERHEAD]
                            NOTICE TO PARTICIPANTS

                                    IN THE

                         KYSOR INDUSTRIAL CORPORATION

                         EMPLOYEE STOCK OWNERSHIP PLAN


                                                              February 12, 1997

To Participants in the Kysor Industrial Corporation
Employee Stock Ownership Plan (the "Plan"):

  Enclosed for your consideration are the Offer to Purchase, dated February 7, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), relating to an offer by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, as successor Rights Agent, dated as of April 26, 1996, as amended (collectively, the "Common Stock"), and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (the "ESOP Preferred Stock"; the shares of Common Stock and shares of ESOP Preferred Stock being collectively referred to herein as the "Shares"), at a purchase price of $43.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

  The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 2, 1997, among Parent, the Offeror and the Company (the "Merger Agreement"). Under the Merger Agreement, following the consummation of the Offer, the Company will merge with the Offeror, with the Company being the surviving corporation (the "Merger"). As a consequence of the Merger, all outstanding Shares not tendered to the Offeror in the Offer will be canceled and the holders of such Shares will be paid merger consideration of $43.00 per Share, net to the holder in cash, without interest.

  The Offer to Purchase and the related Letter of Transmittal were prepared by the Offeror and sent to us as the trustee of the Kysor Industrial Corporation Employee Stock Ownership Trust (the "Trust"). As the trustee of the Trust (the "Trustee"), we are the holder of record of all Shares owned by the Trust and we alone have the power to tender such Shares to the Offeror. However, the Plan and Trust provide that you are entitled to direct us as to whether to tender to the Offeror the Shares owned by the Trust that are allocated to your accounts under the Plan and a portion of the Shares owned by the Trust that are not allocated to the Plan accounts of any Participants in the Plan, subject to certain conditions and limitations and applicable laws. The Offer to Purchase and the related Letter of Transmittal are enclosed for your reference, so that you can provide us with such directions as described below on an informed basis. The Letter of Transmittal cannot itself be used by you to provide us with such directions. A SEPARATE INSTRUCTION FORM IS ENCLOSED SO THAT YOU CAN PROVIDE US WITH SUCH DIRECTIONS.
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  As described above, subject to certain conditions and limitations and applicable laws, you may direct us to tender the Shares in your Plan accounts and a certain number of the unallocated Shares in the Plan by completing and mailing the attached instruction form. The exact number of Shares that you may direct us to tender is the sum of (i) the number of Shares allocated to your Plan accounts as of the date on which the Offer expires and (ii) the number of Shares not allocated to Participant accounts multiplied by a fraction the numerator of which is one and the denominator of which is the total number of Participants providing valid and timely directions for this purpose. If the conditions of the Offer, which are summarized below and in Section 15 of the Offer to Purchase, are satisfied, each Share owned by the Trust that is tendered will be purchased by the Offeror for $43.00, net in cash, without interest. The Shares allocated to your Plan accounts will not be tendered if you do not complete and mail the attached instruction form.

  In addition, if the conditions of the Offer are satisfied, as a result of the Merger, each Share owned by the Trust that is not tendered (including Shares allocated to Participant accounts and unallocated Shares) will be converted into the right to receive $43.00, net in cash, without interest.

  As explained in more detail in the Offer to Purchase, cash proceeds that are received with respect to Shares allocated to one of your Plan accounts resulting from either the Offer or the Merger will be allocated to that Plan account. Cash proceeds received by the Trust pursuant to either the Offer or the Merger with respect to unallocated Shares owned by the Trust, will first be used to repay the Trust's outstanding indebtedness incurred during 1989 to purchase ESOP Preferred Stock. Any remaining portion of such cash proceeds received by the Trust with respect to unallocated Shares will be allocated to Participant accounts in accordance with the terms of the Plan, subject however to applicable federal tax laws. As explained in more detail in the Offer to Purchase, such federal tax laws may require that the allocation of such remaining portion be made over several years and be made only to Plan accounts of persons receiving compensation from the Company during the years when allocated, and may also cause such allocations to the Plan accounts of a Participant to be limited as a result of contributions made by or for the benefit of the Participant under other qualified retirement plans of the Company or Parent during those years.

  A description of the Offer and the proposed Merger, and important details concerning other matters such as the timing of distributions from the Plan, are set out in the enclosed Offer to Purchase. You should read the Offer to Purchase carefully, especially the discussion therein beginning on page 31 under the heading "The Company Employee Stock Ownership Plan," before completing the enclosed instruction form.

  The Company delivered to us on February 7, 1997, a Notice of Redemption of all outstanding shares of ESOP Preferred Stock. The date fixed for the redemption is the business day following the consummation of the Offer. The redemption price is $24.375 per share, plus any accrued but unpaid dividends. Because the redemption price is substantially less than the $43.00 per share price to be paid in the Merger, we will exercise the Trust's right to convert the ESOP Preferred Stock into an equivalent number of shares of Common Stock before the redemption date. This will enable the Trust in the event that the Offer is consummated, to obtain $43.00 per share for all Shares held in the Trust that are acquired in the Merger.

  In addition, please note the following with respect to the Offer:

    1. The tender price is $43.00 per Share, net to the seller (i.e., the Trust), in cash, without interest.

    2. The Offer is being made for all of the outstanding Shares.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, eastern standard time, on March 7, 1997, unless the Offer is extended. HOWEVER, AS EXPLAINED BELOW, PLAN PARTICIPANTS MUST DELIVER THEIR DIRECTIONS AND ANY SUBSEQUENT CHANGE OF DIRECTIONS TO OLD KENT BANK, C/O WATSON WYATT & COMPANY, 28411 NORTHWESTERN HWY., SUITE 500, SOUTHFIELD, MI 48034-5544 ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 1997.

    4. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the outstanding Shares at the date of the expiration of the Offer (assuming the exercise of all options to purchase Shares outstanding at the expiration date of the Offer). The Offer is also subject to the other terms and

                                       2
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  conditions contained in the Offer to Purchase. The Offeror reserves the right to waive certain conditions to the Offer, in accordance with applicable rules and regulations of the United States Securities and Exchange Commission, subject to the limitations set forth in the Merger Agreement (but shall not be obligated to do so).

  Lastly, please note the following with respect to Participant directions regarding the tendering of allocated and unallocated Shares.

    1. Shares allocated to the Plan accounts of a Participant will be tendered only if we receive valid and timely directions by the Participant instructing us to tender such Shares. Any failure to provide a direction and any directions that are not valid or timely will be considered to be directions not to tender Shares allocated to the Plan accounts of the Participant.

    2. Shares not allocated to the Plan accounts of Participants will, to the extent consistent with applicable law, be tendered as directed by Participants. The number of unallocated Shares a Participant may direct is determined by multiplying the number of all such Shares by a fraction the numerator of which is one and the denominator of which is the total number of Participants providing valid and timely directions for this purpose.

If we determine that following either method described above is inconsistent with applicable laws, we will determine the number of allocated or unallocated Shares, respectively, to be tendered.

INSTRUCTIONS TO THE TRUSTEE

  If you wish to direct us to tender any or all of the Shares allocated to your Plan accounts, or to direct us to tender or not to tender unallocated Shares in accordance with the terms of the Plan, please so instruct us by completing, executing, detaching and returning to Old Kent Bank c/o Watson Wyatt & Company, 28411 Northwestern Hwy., Suite 500, Southfield, MI 48034-5544 the instruction form contained in this letter. A stamped envelope to return your instructions is enclosed. If you direct the tender of the Shares allocated to your Plan accounts, all such Shares allocated to your Plan accounts as of the date on which the Offer expires will be tendered. PLEASE FORWARD YOUR INSTRUCTIONS TO US SO THAT THEY ARE RECEIVED BY US NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON FRIDAY, FEBRUARY 28, 1997, TO ALLOW US AMPLE TIME TO TENDER SHARES PRIOR TO THE EXPIRATION OF THE OFFER. PLEASE REMEMBER TO RETURN YOUR INSTRUCTION FORM TO OLD KENT BANK C/O WATSON WYATT IN THE ENCLOSED STAMPED RETURN ENVELOPE RATHER THAN TO THE COMPANY OR ANY OTHER PARTY.

CHANGING YOUR INSTRUCTIONS


  If after you return your instruction form you decide you would like to change your direction, you must send a written request for an additional instruction form to Old Kent Bank c/o Watson Wyatt & Company, Attention: Kysor Tender Offer, 28411 Northwestern Hwy., Suite 500, Southfield, MI 48034-5544, together with a stamped, self-addressed envelope. Your original directions will not be changed unless you complete, sign, date and return the second instruction form to Old Kent Bank so that it is received by Old Kent Bank c/o Watson Wyatt no later than Friday, February 28, 1997.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          Very truly yours,

                                          Old Kent Bank

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                        INSTRUCTION FORM WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
                  SERIES A CONVERTIBLE VOTING PREFERRED STOCK
                                       OF
                          KYSOR INDUSTRIAL CORPORATION

To Old Kent Bank c/o Watson Wyatt:

  The undersigned acknowledges receipt of your letter dated February 12, 1997, the enclosed Offer to Purchase dated February 7, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which Offer to Purchase and related Letter of Transmittal together constitute the "Offer"), in connection with the offer by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, as successor Rights Agent, dated as of April 26, 1996, as amended, and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (collectively, the "Shares").

  I hereby direct you to tender or not to tender to the Offeror all Shares that are allocated to my accounts under the Kysor Industrial Corporation Employee Stock Ownership Plan (the "Plan") upon the terms and subject to the conditions set forth in the Offer as indicated below.

DIRECTIONS AS TO ALLOCATED SHARES

(Check One)

        TENDER SHARES

        DO NOT TENDER SHARES

  I hereby further direct you to tender or not to tender to the Offeror Shares that are not allocated to Participants' accounts in accordance with the terms of the Plan, to the extent consistent with applicable laws, as indicated below.

DIRECTIONS AS TO UNALLOCATED SHARES

(Check One)

        TENDER SHARES

        DO NOT TENDER SHARES

PLEASE RETURN THIS FORM IN THE ENCLOSED STAMPED RETURN ENVELOPE.

                                                        SIGN HERE


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                                                       (Signature)


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                                                      (Print Name)

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                                            (Area Code and Telephone number)

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                                                (Social Security Number)